EXHIBIT 10(jj)

Handleman UK Limited

27 Leacroft Road

Birchwood

Warrington WA3 6PJ

For the attention of: Martin McCormick, Finance Director

Department	Credit Administration

Reference:	M.Taplin/Handleman.	Fax: + 44 20 7678 8604	Phone:	+ 44 20 7678 5233	Date: 24 November, 2003

Dear Sirs,

Re:	Uncommitted Facility

We write to advise you that we ABN AMRO Bank N.V., London Branch, (the “Bank”, which expression shall include its successors and assigns), are prepared to make available to Handleman UK Limited (the “Borrower”), an uncommitted facility (the “Facility”) in a total principal amount of up to GBP12,000,000 (twelve million pounds sterling) subject to the terms and conditions set out below.

1.	Utilisation

Utilisation of the Facility may be by way of:

(a)	Money market advances in sterling (“Advances”) for periods of up to 3 (three) months, interest rates to be agree upon utilisation; and/or

(b)	Overdraft on the Borrower’s current account in sterling.

2.	Purpose

The Facility is to be utilised by the Borrower for its general working capital purposes.

3.	Interest

Overdrafts shall carry interest payable monthly in arrears at the rate of 1.5% (one point five per cent) per annum above the Bank’s Base Rate (as determined by the Bank from time to time) and such interest shall be debited to the Borrower’s current account at the end of each month.

4.	Conditions Precedent

The Facility will be available for utilisation when the Bank has received the following documents in form and substance satisfactory to it:-

a)	the enclosed duplicate of this letter with the Memorandum of Acceptance thereon duly signed on the Borrower’s behalf; and

b)	a certified copy of a resolution of the Borrower’s Board of Directors approving the Facility and authorising a person or persons to (i) sign the Memorandum of Acceptance and any other documents required hereunder and; (ii) operate the Facility; and

c)	authenticated specimen signatures of the person(s) specified in the above mentioned board resolution; and

d)	copies, certified as true and up to date by the Secretary of the Borrower, of the Borrower’s Memorandum and Articles of Association and Certificate of Incorporation; and

e)	a duly completed bank mandate form; and

f)	The Facility fee detailed in clause 7 below; and

g)	the executed original of the Guarantee referred to in clause 8 below together with a legal opinion in respect of the Guarantee in form and substance satisfactory to the Bank.

5.	Repayment

The Facility shall be repayable on demand.

6.	Termination

6.1.	Whilst it is the Bank’s present intention that the Facility should remain available to the Borrower until further notice the Bank nevertheless reserves the right to terminate the Facility at any time by notice to the Borrower in writing and after such termination no further utilisation of the Facility will be permitted.

6.2.	On such termination all amounts then outstanding by way of overdraft and /or Advances, together with accrued interest thereon and any other sums for which the Borrower is liable hereunder in respect thereof, will be immediately due and payable without further notice or demand.

7.	Facility Fee

The Bank will charge an annual arrangement fee of GB2,500 (two thousand five hundred pounds sterling), such arrangement fee is to be debited under advice from your current account held with the Bank.

8.	Guarantee

The Borrower’s obligations under the Facility will be subject at all times to the guarantee of Handleman Company, in form and substance satisfactory to the Bank (the “Guarantee”).

9.	Financial Information

As long as the Facility is available or any sum is outstanding hereunder the Borrower will provide the Bank with the following:-

9.1.	a copy of its audited balance sheet and profit and loss account within 180 days of the close of each of its financial years; and

9.2.	such other information relating to its financial condition as the Bank may from time to time reasonably require.

9.3.	quarterly management information within 30 days of the close of each financial quarter.

10.	Indemnification

The Borrower will indemnify the Bank on demand for all costs and expenses (including, without limitation, legal fees) incurred by the Bank in contemplation of or in connection with, the maintenance of the Facility and preserving, maintaining and enforcing any of the Bank’s rights hereunder or as a result of any breach by the Borrower hereunder.

11.	Rights of Third Parties

Unless expressly provided to the contrary in this letter, a person who is not a party to this letter may not enforce or enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Act 1999.

12.	Governing Law and Jurisdiction

12.1.	The Facility shall be governed by and construed in accordance with English law.

12.2.	The Borrower agrees that any legal action or proceedings with respect to this Facility may be brought in the English courts and irrevocably submits to such jurisdiction.

Please confirm your acceptance of the above terms and conditions by signing and returning to this office the enclosed duplicate of this letter together with the documents called for in Clause 4 above not later than 30 days after the date of this letter, after which date the Bank reserves the right to withdraw the offer contained herein.

Yours faithfully,

ABN AMRO Bank N.V., London Branch

Memorandum of Acceptance

We hereby agree to, and confirm our acceptance of, the terms and conditions set out in the above letter.

for and on behalf of Handleman UK Limited

Dated _____________________________________

4